Exhibit 99.1

Contacts:	Stephanie Tomei Sr. Manager, Marketing Communications +1 (408) 789-4234 stomei@accuray.com	Tom Rathjen Vice President, Investor Relations +1 (408) 789-4458 trathjen@accuray.com

ACCURAY AND SIEMENS FORM STRATEGIC ALLIANCE TO EXPAND GLOBAL

DISTRIBUTION OF CYBERKNIFE AND SHARE TECHNOLOGY

Siemens to Expand Distribution of CyberKnife Systems

As Part of its Global Product Portfolio

Accuray and Siemens to Create Long-Term Research and Development

Relationship to Identify Potential New Technologies and Products

SUNNYVALE, Calif., June 9, 2010 — Accuray (Nasdaq: ARAY), a global leader in the field of radiosurgery, today announced that it has formed a strategic alliance with Siemens.  The strategic alliance is expected to extend the global sales reach for Accuray’s CyberKnife® Robotic Radiosurgery System while creating a research-and-development alliance aimed at developing and commercializing innovative new technologies and products.

Under the terms of the strategic alliance Siemens will receive the right to sell Accuray’s CyberKnife System globally as part of its portfolio of healthcare products in multi-product sales.  Accuray will continue to sell and distribute the CyberKnife System directly and through its existing distribution network.  The companies will also create a research-and-development alliance to explore potential synergies between the complementary skill sets and technological capabilities of both companies.  Additionally, Siemens will purchase and incorporate elements of Accuray’s technology in its linear accelerator products.

“Our strategic alliance with Siemens will expand Accuray’s global footprint in radiation oncology by adding a complementary new sales channel for delivering our technology to a larger patient population while allowing Accuray to continue to focus on growing our unique and market-leading radiosurgery business,” said Euan S. Thomson, Ph.D., president and chief executive officer of Accuray.  “While we expect the alliance to create new sales opportunities for the CyberKnife System, we are equally excited about the potential opportunities that could emerge from our R&D relationship.  We believe that the combination of radiation treatment and advanced imaging will make a significant contribution to the future of cancer care.  Siemens imaging and technological expertise could create exciting opportunities for Accuray to further enhance our position as the innovator in radiosurgery treatment.”

“We are pleased to offer our customers the innovative CyberKnife System through our broad distribution network.  At the same time, the addition of key elements of Accuray’s state-of-the-art technology will enhance our radiation oncology products.  We look forward to working closely with Accuray to realize the full potential of the combination of radiation treatment and advanced imaging,” said Holger Schmidt, CEO of Oncology Care Systems at Siemens Healthcare.

Conference Call Open to Investors

Accuray will hold a conference call for financial analysts and investors on Wednesday, June 9, 2010 at 5:45 a.m. PT / 8:45 a.m. ET.  The conference call dial-in numbers are 1- 866-383-7989 (USA) or 1-617-597-5328 (International), Conference ID:  60767341.  A live webcast of the call will also be available from the Investor Relations section on the company’s Web site at www.accuray.com.  In addition, a recording of the call will be available by calling 1- 888-286-8010 (USA) or 1-617-801-6888 (International), Conference ID:  54130520, beginning at 8:45 a.m. PT/11:45 a.m. ET, June 9, 2010 and will be available through June 16, 2010.  A webcast replay will also be available from the Investor Relations section of the company’s Web site at www.accuray.com beginning at 8:45 a.m. PT/11:45 a.m. ET, June 9, 2010 and will be available through June 16, 2010.

About the CyberKnife® Robotic Radiosurgery System

The CyberKnife Robotic Radiosurgery System is the world’s only robotic radiosurgery system designed to treat tumors anywhere in the body non-invasively. Using continual image guidance technology and computer controlled robotic mobility, the CyberKnife System automatically tracks, detects and corrects for tumor and patient movement in real-time throughout the treatment. This enables the CyberKnife System to deliver high-dose radiation with pinpoint precision, which minimizes damage to surrounding healthy tissue and eliminates the need for invasive head or body stabilization frames.

About Accuray

Accuray Incorporated (Nasdaq: ARAY), based in Sunnyvale, Calif., is a global leader in the field of radiosurgery dedicated to providing an improved quality of life and a non-surgical treatment option for those diagnosed with cancer. Accuray develops and markets the CyberKnife Robotic Radiosurgery System, which extends the benefits of radiosurgery to include extracranial tumors, including those in the spine, lung, prostate, liver and pancreas. To date, the CyberKnife System has been used to deliver more than 90,000 treatments worldwide and currently 200 systems have been installed in leading hospitals in the Americas, Europe and Asia. For more information, please visit www.accuray.com.

Safe Harbor Statement

The foregoing may contain certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with the medical device industry. Except for the historical information contained herein, the matters set forth in this press release, including potential sales of our products, expansion of our sales channel, incorporation of our technology into Siemens’ products, future research and development with Siemens and potential development and commercialization of products are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date the statements are made and are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. You should not put undue reliance on any forward-looking statements. Important factors that could cause actual performance and results to differ materially from the forward-looking statements we make include: the ability to successfully incorporate our technology into Siemens’ products, the ability of us and Siemens to jointly develop and commercialize new products; the ability to increase sales of the CyberKnife by adding Siemens as a distributor; market acceptance of products; competing products, the combination of our products with complementary technology; and other risks detailed from time to time under the heading “Risk Factors” in our report on Form 10-K for the 2009 fiscal year, our quarterly report on Form 10-Q filed on May 6, 2010, and our other filings with the Securities and Exchange Commission. The Company’s actual results of operations may differ significantly from those contemplated by such forward-looking statements as a result of these and other factors. We assume no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.

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